Exhibit 10.15

NEXTCURE, INC.

August 29, 2016

Mr. Michael S. Richman

Dear Michael:

On behalf of NextCure, Inc. (“NextCure”, or the “Company”), it is my pleasure to confirm the terms and conditions on which the Board of Directors of NextCure (the “Board”) and you have agreed that you will continue to serve as the Company’s President and Chief Executive Officer. During your employment with NextCure, you will devote your full time and best efforts to the business of NextCure, except that you may engage in the business activities described on Appendix A of this letter agreement (this “Letter”), and other activities that may be approved in advance by the Board. You will report to the Board. Your employment under the terms of this letter shall terminate in accordance with Section 6 below.

This offer letter is intended to summarize some of the terms and conditions of your employment should you accept the offer.

1.                                      Start Date. The Board acknowledges that you have served as NextCure’s President and Chief Executive Officer since October 1, 2015, however, your employment under the terms and conditions of this Letter will be effective from September 1, 2016.

2.                                      Location. Your place of employment will be NextCure’s corporate headquarters, which is expected to be located in either Montgomery County or Prince George’s Country, Maryland’,

3.                                      Compensation.

a.                                      Base Salary. Your initial annualized base salary rate will be Three Hundred Seventy Five Thousand Dollars ($375,000), less standard deductions and withholding and payable bi-weekly in accordance with NextCure’s regular payroll practices. Your salary shall be reviewed annually and may be adjusted in connection with any such review.

b.                                      Bonus Program. You will be eligible for an annual target bonus of up to thirty five percent (35%) of your annual base salary as determined by the Board in its sole discretion based upon, among other things, the achievement of pre-determined performance milestones. Any annual bonus, if earned, shall be paid no later than March 15th of the year immediately following the year to which the applicable annual bonus relates.

c.                                       Equity Compensation. In the Board’s sole discretion, from time to time, you may be granted equity compensation awards (including stock option awards) under NextCure’s 2015 Omnibus Incentive Plan (the “Stock Plan”). Any such awards granted to you will be subject to the terms and conditions of the Stock Plan and the applicable award agreement entered into by NextCure and you.

d.                                      Withholding. NextCure shall withhold from any compensation or benefits payable to you by NextCure any federal, state and/or local income, employment and/or other similar taxes as may be required to be withheld pursuant to any applicable law or regulation.

4.                                      Benefits. You will be eligible to participate in the benefits to be offered by NextCure on the same terms and conditions as it will make such benefits available to employees in positions similar to your position. The benefits are currently expected to include health insurance and such other benefits provided by similar companies of a similar stage, as approved by the Board. In addition, you will be eligible for paid time off in accordance with NextCure’s policies regarding holidays, vacations and other paid time off. As is the case of all employee benefits, such benefits will be governed by the terms and conditions of applicable NextCure plans or policies, which are subject to change or discontinuation at any time. Until such time as NextCure secures a health benefits plan for its employees, NextCure agrees to reimburse you on a monthly basis the full cost of your health insurance premiums for you and your family. To the extent that this reimbursement may be treated as taxable income to you, NextCure agrees to “gross up” such reimbursements to offset applicable tax liabilities.

5.                                      Severance.

a.                                      Definitions. For purposes of this offer letter:

i.                            “Accrued Benefits” means: (i) any unpaid base salary for services rendered prior to the date of termination of employment; (ii) any earned but unpaid annual bonus for any completed fiscal year prior to the year in which termination of employment occurs; (iii) reimbursement of any unreimbursed business expenses incurred as of the date of termination of employment in accordance with NextCure’s reimbursement policy, (iv) accrued but unused vacation (if applicable), earned through the date of termination of employment; and (v) all other payments, benefits or fringe benefits to which you shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant with or by NextCure or this offer letter.

ii.                         “Cause” means conduct involving one or more of the following by you: (i) failure to perform to the reasonable satisfaction of the Board a substantial portion of your duties and responsibilities in accordance with the terms or requirements of this offer letter and your position, which failure, in the reasonable judgment of the Board, continues for, or is not permanently cured within, a period of 60 days after written notice given to you by the Board; (ii) disloyalty, gross negligence, willful misconduct, or dishonesty that materially injures NextCure or breach of fiduciary duty to NextCure; (iii) the conviction of (x) a felony or (y) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iv) the commission of an act of embezzlement or fraud; or (v) the material breach of any agreement between NextCure and you, which breach, in the reasonable judgment of the Board, continues for, or is not permanently cured within, a period of 30 days after written notice given to you by the Board.

iii.                      “Good Reason” means, without your express written consent, (i) any reduction in your annual base salary other than a reduction which is proportional to general reductions affecting one or more other senior executive officers of NextCure, (ii) and material reduction in your title or scope of responsibilities without your consent, or (iii) a requirement that the location of the office in which you performs his principal duties for NextCure be changed to a new location that is outside a radius of 50 miles from the Company’s initial corporate headquarters.

b.                                      Severance Benefits and Payment. If your employment with NextCure is terminated by NextCure for any reason other than Cause or by you for Good Reason, NextCure will pay you (i) the Accrued Benefits; (ii) subject to your compliance with Section 5(c) below, after the execution and delivery of the Separation and General Release and the expiration of any revocation period without the release being revoked (the “Release Effective Date”), 12 months’ base salary, less standard deductions, payable in a single lump sum on the 60th day following the termination of your employment; and (iii) if you elect to continue your health insurance coverage pursuant to your rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) following the termination of your employment, your monthly premium under COBRA on a monthly basis until the earlier of (x) 6 months following the effective termination date, or (y) the date upon which you commence full-time employment (or employment that provides you with eligibility for healthcare benefits substantially comparable to those provided by NextCure) with an entity other than NextCure.

c.                                       Eligibility for Severance. Eligibility for receipt of the items in Section 5(b) above shall be conditioned on your (i) returning to NextCure promptly upon termination of your employment all of its property, including confidential information and all electronically stored information, and (ii) signing and not revoking the Separation and General Release in the form attached hereto as Appendix B.

6.                                      At Will Employment. Your employment with NextCure is at will, meaning it may be terminated by you or NextCure at any time, subject to Section 5 above, for any reason with or without Cause. You understand that this offer letter is not a contract for employment for a definite term.

7.                                      Confidentiality and Proprietary Rights Agreement. This offer of employment is subject to the attached Confidentiality and Proprietary Rights Agreement, which shall be effective as of the date set forth therein.

8.                                      No Inconsistent Obligations. By accepting this offer of employment, you represent and warrant to NextCure that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations set forth in this offer letter or that would be violated by your employment by NextCure. You agree that you will not take any action on behalf of NextCure or cause NextCure to take any action that will violate any agreement that you have with a prior employer.

9.                                      Delayed Commencement Date for Payments and Benefits.

a.                                      The intent of the parties hereto is that payments and benefits under this offer letter comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this offer letter shall be interpreted to be in compliance therewith or exempt therefrom. If you notify NextCure (with specificity as to the reason therefor) that you believe that any provision of this offer letter (or of any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Code Section 409A and NextCure concurs with such belief or NextCure independently makes such determination, NextCure shall, after consulting with you, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and NextCure of the applicable provision without violating the provisions of Code Section 409A.

b.                                      A termination of employment shall not be deemed to have occurred for purposes of any provision of this offer letter providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this offer letter, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding any provision to the contrary in this offer letter, no payments or benefits that are considered “nonqualified deferred compensation” under Code Section 409A to which you otherwise become entitled under this offer letter in connection with your termination of employment, shall be made or provided to you prior to the earlier of (i) the expiration of the six (6) month period measured from the date of your “separation from service” with NextCure (as such term is defined in Code Section 409A) or (ii) the date of your death, if you are deemed at the time of such separation from service to be a “specified employee” under Code Section 409A and if, in the absence of such delay, the payments would be subject to additional tax under Code Section 409A. Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Section 9(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this offer letter shall be paid or provided in accordance with the normal payment dates specified for them herein.

c.                                       For purposes of Code Section 409A, your right to receive any installment payment pursuant to this offer letter shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this offer letter specifies a payment period with reference to a number of days (e.g., “payment shall he made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of NextCure. Notwithstanding any other provision of this offer letter to the contrary, in no event shall any payment under this offer letter that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to you unless otherwise permitted by Code Section 409A.

10.                               Miscellaneous.

a.                                      This offer of employment is made subject to you having the legal right to work in the United States. NextCure is required by federal law to document that each new employee is legally authorized to work. Therefore, all employees must complete a Form 1-9 and provide proof of their identity and eligibility to work in the United States within three (3) business days from their start date. The types of documents that can be used to establish identity and employment eligibility are listed on the Form 1-9.

b.                                      Your employment with NextCure is subject to all company policies and procedures, and NextCure retains the right to change its policies or procedures at any time.

c.                                       This offer letter may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

d.                                      Neither this offer letter nor any of your rights or obligations hereunder shall be assignable by you. NextCure may assign this offer letter or any of its obligations hereunder to any subsidiary of NextCure, or to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of NextCure. This offer letter is intended to bind and inure to the benefit of and be enforceable to you and NextCure and NextCure’s permitted successors and assigns.

e.                                       No provision of this offer letter may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this offer letter to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

f.                                        The validity, interpretation, construction and performance of this offer letter shall be governed by the laws of the State of Maryland without regard to the choice of law principles thereof.

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If the foregoing is acceptable, please indicate your agreement by signing below and returning the original signed offer letter (keeping a copy for your own records) to me on or before August 31, 2016. I look forward to your joining NextCure to create a successful company, and I am confident that your employment with NextCure will prove mutually beneficial. If you have any further questions or require additional information, please feel free to contact me.

Sincerely,

David Kabakoff, Ph.D.
Chairman of the Board of Directors
NextCure, Inc.

Accepted and Acknowledged:

/s/ Michael S. Richman
Michael S. Richman

Date:	9/12/16

Appendices:	Appendix A — Other Activities
Appendix B — Separation Agreement and General Release
Appendix C — Confidentiality and Proprietary Rights Agreement